                                                                  EXHIBIT 3.3(a)

                               AMENDMENT NO. 7 TO
                           AMENDED AND RESTATED BYLAWS
                             OF PTEK HOLDINGS, INC.
                           (Effective April 26, 2002)

     The first sentence of Section 3.2 of Article Three of the Bylaws is hereby deleted and replaced with the following:

          "The number of directors of the Corporation shall be fixed by resolution of the Board of Directors from time to time and, until otherwise determined, shall be between three and ten; provided, however, that no
                                                 --------  -------
     decrease in the number of directors shall have the effect of shortening the term of an incumbent director."